Exhibit 99.1

Contura Announces Completion of Business Combination With Alpha Natural Resources
Combined Company Begins Trading Immediately on the NYSE as CTRA Company Also Announces Completion of its Transaction-Related Refinancing Process
BRISTOL, Tenn., Nov. 9, 2018 /PRNewswire/ -- Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today announced the successful closing of its previously announced business combination with ANR, Inc. ("ANR") and Alpha Natural Resources Holdings, Inc. ("Holdings" and together with ANR, "Alpha"). In conjunction with the transaction closing, Contura common shares were listed on the New York Stock Exchange (NYSE) and began trading immediately under the symbol CTRA.
"The successful combination of these two sets of highly productive assets, operated by an expanded employee base of nearly 4,500 experienced and talented individuals, greatly enhances Contura's already robust competitive positioning in both domestic and international coal markets," said Kevin Crutchfield, chief executive officer of Contura Energy. "Our near-term focus now turns to delivering on the significant synergies expected through this transaction and creating additional value for Contura's increasing number of shareholders."
As previously announced, the combined company will continue to operate as Contura Energy and be led by Crutchfield and Contura's existing management team. The company's assets are now comprised of a diversified production profile of high-quality, metallurgical and thermal coal mines in Central Appalachia, its efficient longwall thermal coal mine in Northern Appalachia, one of the largest met coal reserves in the U.S. allowing for near-term organic growth opportunities, and industry-leading export capacity through its 65 percent ownership interest in the world-class Dominion Terminal Associates (DTA) coal export facility located in Newport News, Virginia. On a pro-forma basis for the full-year 2017, the combined entity sold approximately 11.9 million tons of metallurgical coal, making it the largest met coal supplier in the U.S., and 13.1 million tons of thermal coal, excluding sales from divested assets.
As previously announced, the transaction is expected to generate cost synergies in the range of $30 million to $50 million annually, including through coal blending and marketing optimization, as well as purchasing, operating and administrative efficiencies.
The company also announced that, concurrent with the transaction close, it completed the successful refinancing of the company's and legacy Alpha's senior secured credit facilities. Specifically, a new $550 million term loan facility, with an interest rate of LIBOR plus 500bps, matures in November 2025. In addition, the company expanded its asset-backed revolving credit facility (ABL) to $225 million, which matures in April 2022.

The proceeds of the term loan facility will be used to refinance and/or retire the company's and Alpha's existing credit facilities, pay related fees, costs and expenses, and for general corporate purposes. The terms of each of the ABL credit facility and the new term loan credit facility include customary representations and warranties, customary affirmative and negative covenants, and customary events of default.
In connection with the business combination, Contura was advised by Ducera Partners LLC, Davis Polk & Wardwell LLP, and Jefferies LLC, and Alpha was advised by Moelis & Company LLC and Katten Muchin Rosenman LLP.
In connection with the refinancing process, Jefferies Finance LLC, Barclays Capital, Inc., BMO Capital Markets Corp., and Citigroup Global Markets Inc. served as Joint Lead Arrangers and Joint Bookrunners.  In addition, Jefferies Finance LLC served as Administrative Agent and Collateral Agent for the marketing of the term loan facility, and Citibank, N.A. served as Administrative Agent and Collateral Agent for the marketing of the revolving credit facility.
ABOUT CONTURA ENERGY
Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.
FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These risks and uncertainties include the risk factors set forth under the Registration Statement on Form S-4, File No. 333-226953, filed by Contura with the Securities and Exchange Commission (the "SEC"), which was declared effective by the SEC on October 16, 2018. These factors are difficult to predict accurately and may be beyond Contura's control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.